Exhibit 99.2

MRV COMMUNICATIONS

October 21, 2004
4:30 p.m. EDT

Coordinator	Good day, ladies and gentlemen, and welcome to the third-quarter 2004 MRV Communications Financial Results conference call. My name is Brian, and I will be your coordinator for today. At this time, all participants are in a listen-only mode, and we will be facilitating a question-and-answer session towards the end of today’s conference. I’d like to remind you this conference is being recorded for replay purposes; and I would now like to turn the presentation over to your host for today’s call, Ms. Diana Hayden, Director of Corporate Communications. Please proceed.

D. Hayden	Thank you, Brian. Good afternoon, everyone, and thank you for joining us today. With me is Noam Lotan, our President and CEO; Near Margalit, CEO of LuminentOIC; and Shay Gonen, our CFO. If you haven’t yet seen the press release, it can be retrieved at www.mrv.com, or also First Call or PR Newswire. In addition, this conference call is being Webcast on our company Web page and will be available for replay. We will provide replay information at the end of today’s call.

Today, Noam will provide an executive summary and third-quarter highlights of MRV; and Near will provide an executive summary of LuminentOIC. Shay will review in detail the financial results for the third quarter ended September 30, 2004. Third-quarter highlights and the financial overview are available in conjunction with this third-quarter 2004 teleconference and Webcast. This presentation can be downloaded at www.mrv.com/investor/quarterly_center.php. Please turn to slide 3.

Certain comments made in this presentation may characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from the MRV Website, or from our Investor Relations Department. Please turn to slide 4.

I would like to turn the call over to Noam Lotan, MRV’s President and CEO. Noam?

N. Lotan	Thank you, Diana. Good afternoon, and welcome to our call; and a special welcome to those of you who are new on our call today. Q3 was another quarter of solid improvement of our financial results, both top line and bottom line. Revenues increased from $58.6 million in the summer quarter of last year to nearly $63 million in Q3 this year. This represents an 11% year-over-year increase and was well within our guided range. Year-over-year operating losses were cut by more than half, from $6.9 million to $3.9 million. This momentum of constant year-over-year improvement in our financial results has been repeated now for several quarters, and we expect it to continue in Q4. Please click to slide No. 5.

Our networking group has now been growing on a year-over-year basis for six straight quarters. In optical components, we recorded an impressive 44% sequential growth, due to an aggressive Fiber-to-the-Premises ramp-up. Many of you know that we have been supplying optical components to Fiber-to-the-Curb and Fiber-to-the-Home for several years, and we connected over one million end users in the United States and in Japan. A recent announcement by Verizon, SBC and BellSouth on deep fiber access deployments, and specifically FTTP, indicate continued growth in this market segment. On our previous call, we said that we are especially encouraged by the opportunities in FTTP. In Q3, we have moved from opportunity to volume production and field deployment. LuminentOIC, our wholly-owned subsidiary, has a commanding leadership in FTTP components with its integrated triplexer, the ITR. Please click to slide No. 6, Integrated Triplexer.

I’m extremely proud of what LuminentOIC people were able to accomplish in Q3. During the quarter, LuminentOIC executed flawlessly,

ramping up volume to tens of thousands of devices. They did it smartly, and most importantly, by maintaining 100% customer satisfaction and on-time delivery. While gross margins during this ramp-up stage were lower than anticipated, we are confident in our ability to bring them back where they needed to be.

During Q3, our primary goal was to meet customers’ expectations, and we did. When ramping up volume production and revenue of our optical components by 44% sequentially, we had to balance production efficiency with customer satisfaction. Our goal was to ensure successful adoption of the new technology in the field, but this effort had a negative and temporary impact on our gross margin. Over the next two quarters, we will improve margins on a volume that is expected to rise even further. Near Margalit, CEO of LuminentOIC, will discuss this in detail in a minute.

I would like to take a moment now and highlight the impact of the FCC vote last week with respect to when an RBOC does or does not have to provide unbundled access to its network to C-LEX competitors. The FCC’s earlier ruling had given the Bell operating companies relief from competitors when the fiber build-out extended all the way to the customer premises, or FTTP. But the Commission said nothing about what happens when the fiber is only deployed part way to a customer’s house and copper cable is used for the last portion.

Last Thursday, the FCC extended that relief to two new types of fiber build-out. In cases where an RBOC deployed fiber to within 500 feet of a customer premise, but not all the way – a strategy often called Fiber-to-the-Curb, or FTTC. In this case, as in FTTP, the Commission ruled that the RBOC’s also do not have to provide any unbundled access to competitors. Further than 500 feet away from the customer premises, what is often called Fiber-to-the-Node, or FTTN, the RBOC is required to allow C-LEX to unbundled only a 64-kilobit voice channel over the FTTN infrastructure.

The ruling was a major victory for the RBOC’s, especially Verizon, SBC and BellSouth. It gives them more reasons to invest in a deep fiber infrastructure and helps them expand their offerings into super high-speed Internet, television and video services. Following the FCC decision, SBC announced acceleration of its four to $6 billion Project LightSpeed FTTN deployment, and the selection of Alcatel as its hardware provider. It plans on rolling out fiber to 18 million homes over the next two to three years, earlier than the original five-year time frame.

BellSouth also publicly applauded the FCC ruling and said that, “This ruling is for investment, and provides the regulatory certainty to move forward with additional FTTC deployments. As a result, we plan to increase the number of homes we annually equip with an advanced fiber platform by 40% in ‘05.” Verizon, with its FTTP project filed, previously announced 3 million homes passed by the end of ‘05. They also indicated 8 million homes by the end of 2008.

Over the past four years, competition from cable TV, cellular telephones and voice over IP providers caused the RBOC’s to lose nearly 30 million phone lines, representing about 20% of their total. In the face of declining revenues, the four RBOC’s had to develop new services. FTTP allowed them not only to offer a triple-play – voice, data, and cable TV – but also to offer super high-speed broadband connectivity. Ten times faster than cable modems, high-speed broadband connectivity is a tremendous competitive advantage in itself. Super high-speed broadband could potentially unleash a wave of innovation and new applications in areas such as telecommuting, telemedicine, video on demand, and gaming.

Please click to slide No. 7, and at this point I’d like to turn the call over to Near Margalit, CEO of LuminentOIC, to provide some more details on the FTTP opportunity. Near?

N. Margalit	Thank you, Noam. LuminentOIC experienced a strong revenue quarter, specifically in the area of Fiber-to-the-Premise. Please click to slide No. 8. Our business in FTTP doubled on a quarter-over-quarter basis, now accounting for over 60% of our total optical components revenue. As Noam mentioned, this increase in FTTP revenue is a primary contributor to a total 44% quarter-over-quarter growth in our optical component product line. Our remaining business in metro transceivers and discrete optical components remains close to flat on a quarter-over-quarter basis.

Our continued customer success in the FTTP product line is based on our ability to both execute on our commitments and meet very high quality levels at the required price points. At this point, we believe we are on track to successfully execute on all our outstanding commitments to our largest customer, AFC. Our customer base and relationships in the FTTP market are deep and diverse. We have maintained our position as a key supplier of FTTP components for the industry as a whole.

To meet our commitments, we have undergone a very steep ramp of our manufacturing line. Our net transceiver output effectively doubled from historical levels. Every effort was made to mitigate delivery risk due to the critical nature of this early stage in the project. Some of this risk mitigation came at the expense of cost efficiency on the production line, material costs, and testing yield. Unlike most of our high-volume product lines, 75% of the direct labor content in the integrated triplexer was still based in our pilot line in our Chatsworth, California facility. Our expected production efficiency should improve significantly in the current quarter, and reach a nominal expected level for the following quarter. For Q3, the net contribution of the triplexer was not significant to the bottom line, resulting in reduced margins overall. We expect margin improvement both in the current quarter and the following quarter, based on proper supply chain, tooling, and production efficiencies.

Our flagship product, the innovative triplexer transceiver, has four layers of integration. These are optical chip fabrication; micro-optical assembly; digital PON testing; and RF cable TV testing. Controlling each of these manufacturing steps in-house allows us to ride the cost curves, control the supply chain, and meet the required quality levels. Our optical chip foundry and micro-optical assembly underwent a 30% increase in production volume quarter over quarter, due to the high commonality in this area with our existing business. As mentioned earlier, our digital testing production capacity increased by twofold over historical levels. Finally, our RF cable TV test capable increased by fivefold from historical levels, using test level automation.

Going into the current quarter, we expect another growth quarter for our FTTP product line. We are prepared for the increased volume demand, and believe we can produce all foreseeable demand, at least for the next 12 to 18 months, even if that demand exceeds one million units annually. A large demand ramp can be supported with a relatively modest capital expenditure plan, in the range of 3 to 4% of annual revenue.

The recent announcement of fiber deployments by SBC is an encouraging trend in spending in fiber-optics for residential access. The specific nature and architecture of the SBC deployments is not as clear as the one-home, one-triplexer architecture by Verizon, where fiber is taken directly to the customer’s home. For this reason, we could not predict the level of impact the SBC deployment will have on our LuminentOIC component business. We believe, however, that our relationship with SBC suppliers to SBC are very strong, and would expect to participate in the fiber-optic component of the build. Please click to slide No. 9. Now I’d like to turn the call back over to Noam Lotan.

N. Lotan	Thank you, Near. Please click to slide No. 10. While last week’s FCC decision applies only to the residential market, the FCC said it was also considering an extension to business customers. This bodes well for metro Ethernet, and hence for MRV network equipment. Metro Ethernet business customers are different than residential users. First, they expect much higher bandwidth to support demanding applications, typically 100 megabit or gig-E. Second, they want the bandwidth delivered at greater levels of granularity, to provide Ethernet services such as multi-point, virtual private networks, storage networks, video conferencing, and voice over IP. So we see this announcement from the FCC as very positive. We hope that the RBOC’s will now be more aggressive and follow the lead of international carriers such as France Telecom, Italia, BellCanada and others who use MOOV Ethernet access solutions in metro applications.

During the quarter, we highlighted our Ethernet and access solutions through several high-profile events, including two light-reading Webinars, as well as two light-reading live events held in New York and in Washington, D.C. These were day-long events, geared specifically to US carriers, and were conducted in conjunction with other vendors. This week, we participate in the ISOCORE Show in Washington, D.C. We are demonstrating MPLS interoperability, as well as our media cross-connect, to a target audience of a few hundred participants, selected from the carriers community.

Further interoperability events are planned internationally, including NetWorld Interop in Paris and two road shows in Frankfurt and Milan. We continue to make inroads with industry press coverage. You can view the latest MRV contributing articles, as well as a listing of current trade shows and events, on the MRV Website.

We continue to execute well on the other key initiatives, development of federal business and the reseller channel, as we as nurturing special relationships with strategic partners.

In the storage area networks, we recently validated interoperability with Brocade. Two weeks ago, we announced a ten-gigabit transponder for the Lambda Driver optical transport transform. Lambda Driver is currently gaining acceptance in metro and regional DWDM networks with carriers in Europe and in North America.

We will continue to meet with the financial community. Last month, we participated in the Ross Capital Partners conference in New York. Please turn now to slide No. 11, and with that, let me turn the call over to our Chief Financial Officer, Shay Gonen, for more details on our financial results.

S. Gonen	Thank you, Noam. Good afternoon, everyone, and thank you for joining us for MRV’s third-quarter conference call. Let me start with a brief review of our highlighted results. Slide No. 12, please. Our revenues, which were well within guidance, were $62.9 million in Q3, compared to $67.2 million in Q2 and $56.8 million in Q3 of ‘03, a decrease of 6% quarter over quarter and an increase of 11% year over year. We expect our revenue for Q4 to be in the range of 72 to $76 million, reflecting an average growth of 7% year over year. We expect Q4 to be the fifth quarter in a row where MRV will achieve year-over-year quarterly growth, and the networking group is also expected to achieve its seventh quarter of consistent year-over-year growth.

In Q3, our optical component group reported a 44% sequential increase in revenues, and nearly 40% year over year. This remarkable accomplishment is attributed to the initial shipments of FTTP components for early deployment in the United States. Our net loss per share slightly increased by $.07 million, and was $0.04 per share, compared to $0.03 per share in Q2. Our net loss was $3.8 million for Q3, compared to $3.1 million for Q2 and $5.9 million for Q3 of last year. This was the result of our typical seasonal decrease in revenues and gross profits, partially offset by improving our operating expense structure in Q3. I will discuss our operating expense structure in further detail later in my presentation.

First, let’s look at our revenues by business segment, geographical region, and product line. Starting with our revenues by business segment, slide No. 13, please. We present segment reporting information according to the following segments: Networking group; optical component group; and development stage enterprise group. Accordingly, our revenues by business segment for Q3 and Q2 were as follows: For the networking group, revenues decreased sequentially by 14%, to $50.6 million in Q3, compared to $58.8 million in Q2. This seasonal decrease is typical for our third-quarter business, especially in Europe. Year-over-year revenue for our networking group grew from $48.3 million to $50.6 million, or 5%, partially due to fluctuation in currency rates.

Revenues for the optical component group increased sequentially by 44%, to $12.7 million in Q3, compared to $8.8 million in Q2. Year over year, our optical component group revenues increased by $3.6 million, or 39%. As expected, this increase is attributed to LuminentOIC’s ramp-up of its

FTTP component in Q3, fulfilling customer orders. LuminentOIC’s current backlog supports continuation of this ramp-up in the fourth quarter. As Near mentioned, we expect Q4 FTTP components’ revenues to exceed Q3 revenues of $7.5 million by 30 to 40%. There were no revenues generated by our development stage enterprise group. Please turn to slide No. 14.

With respect to geographical breakdown, we provide revenue data by the following regions: The Americas; Europe; Asia Pacific; and other regions, which includes Middle East and Africa. The geographical breakdown as a percentage of revenues for Q3 and Q2 were as follows: Q3 revenues in the Americas was 27% in Q3, compared to 21% in Q2. Sales in the Americas in Q3 increased by $2.7 million or 19%, and were $17.1 million. This increase is attributed to the FTTP component shipments.

Q3 revenues in Europe were 67%, compared to 73% in Q2. In absolute dollars, revenue in Europe decreased by $6.9 million, or 14%. This seasonal decrease is typical for European business in the third quarter of the year. Q3 revenues in Asia Pacific were 6% in Q3, compared to 4% in Q2. Q3 revenues in other regions were less than one percent in Q3, compared to 2% in Q2. For product line analysis, please turn to slide No. 15.

As I previously mentioned, revenues were $62.9 million, of which 91% consisted of product revenues, while 9% were service-related revenue. Product line revenue as a percentage of revenue for Q3 versus Q2 were as follows:
Fiber-optic components, previously reported as optical active components, were at 21% in Q3, compared to 13% in Q2. Sales of fiber-optic components by our optical component group net of inter-company revenues were $12.3 million. The increase of $3.9 million is due to our FTTP components ramp-up. Please note that our networking group also sells certain fiber-optic components such as SFP’s and GBIC’s, which are part of their system solutions.

In the first quarter of this year we combined our optical passive components and network physical infrastructure products into the physical layer products category. Physical layer products were 23% in Q3 compared to 22% in Q2. Switches and routers were 27% in Q3, compared to 28% in Q2. Console management products, previously reported as remote device management products, were 7% in Q3, compared to 10% in Q2, a sequential decrease of 29% and 8% year over year.

Q2 was a remarkable quarter for this product line. Year-to-date revenues for 2004 were $16.5 million compared to $12.1 million for 2003, representing an increase of $4.4 million, or 36%. Of services and other revenues, service- related revenues were 9% of revenues in Q3, compared to 8% in Q2. In other network products revenues, we include communication networks for aerospace, defense and other applications, including cellular communication. These revenues were 13% in Q3 compared to 19% of revenues in Q2, representing a sequential decrease of 34% and a year-over-year decrease of 3%.

Revenues generated from the sale of third-party products through our system integration and distribution offices were 45% of our total reported revenues in Q3, compared to 48% in Q2. Looking at our consolidated P&L, the following items are worthy of note. Slide No. 16, please.

Gross profits: Our gross margin was 32% of revenues compared to 35% in the previous quarter. In absolute dollars, our gross profit for Q3 decreased by $3.4 million to $20.1 million. Although our revenues were at the upper end of our guidance, we had anticipated a reduction in revenue for Q3, as a large part of our networking group revenues are generated in Europe. Our networking group revenues decreased $8.2 million in Q3. These revenues typically generate higher margin, which partially contributed to our reduction of gross profit. Gross profit for the networking group was $18.7 million or 37% in Q2, compared to $22.4 million or 38% in Q2 of this year.

In absolute dollars, Q3 gross profit for the optical component group was $1.4 million or 11%, compared to $1.2 million or 13% in Q2 of this year. As Noam and Near mentioned previously, the sharp increase of production of the FTTP components resulted in lower margins than we previously anticipated. We expect to realize certain efficiencies and will gradually shift more production to our facility in Taiwan. This production shift will enable us to capture additional gross margin.

Product development and engineering: Our product development and engineering expense in Q3 increased by $0.6 million or 10%, to $6.4 million compared to $5.8 million in Q2, and were 10% of our revenues in Q3. The increase in these expenses was the result of focused development efforts aimed at near-term revenue growth.

Selling, general and administration: Our SG&A expense decreased $1.8 million, or 10%, to $16.9 million in Q3. This decrease is mainly due to previous cost-reduction efforts which are now beginning to yield in savings. The summer quarter is typically associated with lower operating expenses.

Operating expenses and operating loss: Our total operating expenses in Q3 decreased $1.3 million, to $23.2 million. Our operating loss for Q3 increased to $3.1 million, compared to $0.9 million in Q2. This increase in our operating loss is attributed to the decrease in our gross profit, which was partially offset by the decrease in operating expenses.

Other income/expenses, net: Other income/expenses net for Q3 was income of $81,000 compared to an expense of one million for Q2. Other income/expense represents interest expense on our convertible notes issued in 2003, and our short-term loans, partially offset by interest income and fluctuations in currency rates. Net loss, as I already mentioned, our net loss in Q3 was $3.8 million, compared to $3.1 million in Q2. This increase of our loss was a result of the reduction in gross profit of $3.4 million, partially offset by reduction of our operating expenses of $1.3 million, and other expenses of $1.1 million.

Looking at our consolidated balance sheet, the following items are worthy of note. Please turn to slide No. 17. Overall debt: Our long-term obligations, including our convertible notes, remained at the level of $23 million. Short-term obligations slightly increased to $5.2 million in Q3, compared to $5.1 million in Q2. Our cash to debt ratio as of September 30th was 2.7 to 1.0, compared to 3.0 to 1.0 at the end of Q2. Cash: As of September 30, 2004 our consolidated cash, cash equivalents, short-term and long-term marketable securities and time deposits were $75.7 million, compared to $84.1 million for the previous quarter. Our cash decreased $8.4 million in Q3. We used cash to increase our inventories in Q2 and Q3, to accommodate the ramp-up in production of FTTP components and to finance our losses.

Accounts Receivable: Accounts receivable remained constant at $66.5 million. DSOs slightly increased to 82 days for Q3, compared to 76 days for Q2. Inventories: Inventories increased $2.3 million to $45.6 million for Q3, in preparation for schedule shipment of FTTP components in the fourth quarter. Days in inventory increased to 97 days for Q3, compared to 90 days for Q2. We anticipate a decrease in days in inventory in Q4. Accounts payable: Accounts payable decreased $3.1 million to $39.8 million for Q3, compared to $42.9 million for Q2.

As for the outlook, Noam expressed that our outlook is good for the fourth quarter. As I previously mentioned, our fourth quarter has traditionally stronger activity in Europe. We expect our revenues for Q3 to be in the 72 to $76 million range, reflecting an average growth of 7% year over year. Our bottom line will continue to improve. With that I would like to turn the call to the operator for Q&A. Operator, please.

Coordinator	Thank you. One moment, please. Your first question comes from David King of Roth Capital. Please proceed, sir.

D. King	Thank you. Good afternoon. Nice quarter, guys. A couple of questions. First, can I get cash flow from operations? And regarding FTTP components, can you disclose the number of FTTP customers during the quarter? Thank you.

N. Margalit	You’re asking for the number of customers in the FTTP?

D. King	Yes, triplexer customers.

N. Margalit	Triplexer customers, we won’t give the exact number; depending on ones that are still in qualification. But probably in the range of five to eight customers that are volume customers.

S. Gonen	As I said before, Dave, around $8.4 million ... from our cash. It was mainly – and I guess five to $6 million went in order to increase Luminent inventories over the last two quarters. For the second and the third quarter of ‘04, were the rest, which about $3 million went to finance our losses for the third quarter. So I hope that answers your question.

D. King	Yes, that was helpful. A couple more. I was hoping for a modeling purpose if you can quantify the effect of production efficiency in the next couple of quarters, how that’s going to impact the gross margin for the next couple of quarters; and regarding Verizon’s vendor, I don’t think we need to disclose who that is; but it seems like many people have different opinions exactly what the problem is. Can you give us an update what you are hearing on that subject and what is the status? Is that causing any kind of disruption to your business? Thank you.

N. Margalit	We understand right now that we can’t get the specifics of what issues are. I think things are in line right now for delivery to our customer and from our customer to Verizon. So I think that part, any issues that were there have now been addressed.

In terms of production efficiencies, we’re still trying to quantify that more precisely, so probably in the range of at least a 5 to 10% improvement in gross margin.

D. King	Lastly, Near, for you: can you give us an update on the NTT situation? Where are they in terms of transition? And lastly, I’m sure you guys saw that SBC $1.7 billion FTTP contract to Alcatel. I guess their scheme is a little different than Verizon; Verizon seems to be much easier to compute. I was wondering or hoping if you can quantify what that might mean for optical components. I mean, should we just take like maybe 10% of 1.74 optical components, which was – I think we kind of used that parameter in the old days. I don’t think we can apply that type of parameter these days. What can you say in terms of your opportunity of that $1.7 billion? Thank you.

N. Margalit	I agree with your initial – 10% for a generic product that has optical ports, 10% is a good ballpark number to use for fiber-optic component relative to equipment sales revenue. We’ve seen obviously, in the Verizon deployment and certain deep fiber architectures that the percentage increases. The fiber-optic content increases, but probably a reasonably conservative number is the 10%, and probably on the upper end of the capping, it would probably be 25%. So probably closer to the 10%, but somewhere between the 10 to 25%.

In terms of NTT, I think there are several equipment suppliers supplying there, and I think they’re pretty aggressively switching to PON architecture from point-to-point architecture; and especially gigabit Ethernet PON seems to be the dominant architecture that’s being employed there.

D. King	Speaking of G-PON and E-PON, would that make any difference to you as far as your opportunity is concerned? I guess internationally, or Japan, is looking at more of a G-PON, whereas domestic eyes are more the E-PON. Does that make any difference as far as your dollar content is concerned?

N. Margalit	No; basically it’s almost identical in terms of both pricing and content. It’s almost exactly the same devices as we would currently sell.

Coordinator	Your next question comes from Yaer Rainer of CIBC World Markets. Please proceed.

Y. Rainer	Congratulations on a good quarter. A couple of questions: First of all, looking for clarity on the gross margin question: Do you have a sense of when those improvements are going to start kicking in? Shall we see if something’s going to happen in one quarter, two quarters, two years? Then I’ll wait for your answer before my next question.

N. Margalit	I think what we tried to answer is that you’re going to see a relatively significant improvement in the current quarter, and probably the terminal value of production efficiency will hit in Q1.

Y. Rainer	Great, thanks. The other question is about SG&A. You had a nice reduction in the quarter, and you implied that was going continue going forward. But there’s also a seasonal impact. Do you see SG&A returning to Q1 and Q2 levels, or do you see them leveling off about where they are right now?

S. Gonen	As I said, the reduction is actually – the contribution came both from the seasonal effect – that is very well said – and also from realizing gains from previous cost reduction methods that we implemented. The fourth quarter is definitely associated with higher cost of sales and marketing, so I believe that it will slightly go up; it will not remain on the summer-quarter levels. But it may hit below the first and second-quarter level.

N. Rainer	Great, thank you. One final question: Can you give us a little more granularity on how you see revenue for the two – optical components and network components, infrastructure components next quarter? The breakdown between those divisions.

S. Gonen	Can you repeat the question, please?

N. Rainer	Yes. What I was hoping is that you could give us a little more granularity on how you see the optical component and network infrastructure components growing next quarter. If you could break those out for us.

S. Gonen	Are you specifically aiming to the optical passive components that were combined together with the infrastructure into the physical layer?

N. Rainer	Yes.

S. Gonen	No, I don’t think that we – for us there is really no advantage of breaking that, since in most cases, they are coming together. So I don’t think that we can give more granularity at that point of time.

N. Rainer	Thank you very much.

Coordinator	Your next question comes from Jane Trigone of Tradition. Please proceed.

J. Trigone	I just have two questions. My first question is, I just want to make sure I heard this right – that the issues at Verizon with their primary supplier have been addressed and everything is back on track?

N. Margalit	Yes. We believe that everything is back on track. Unless future issues come up, everything should go smoothly.

J. Trigone	My second question is, given the problems with the primary supplier at Verizon, considering it’s a large cap ex deployment over years, is Verizon currently testing second- and third-tier suppliers, and would you have to be tested with those ONT’s and OLT’s and designed in, or what’s going on there? I can’t believe that Verizon would just go with one supplier.

N. Margalit	I think they’ve said before that they are working to qualify a second supplier. We feel very strongly that we can participate with other suppliers to that deployment as well.

J. Trigone	You’ve been working with the other suppliers?

N. Margalit	We’ve been working with several of the other suppliers, yes.

J. Trigone	Okay. And when would that second supplier be qualified?

N. Margalit	It’s not clear.

J. Trigone	Okay. “Not clear”; can you give us some sort of time frame, even —

N. Margalit	Most likely for production, we would imagine it would be in the second half of 2005 for large volumes.

J. Trigone	Okay. My last question is on, is MRVC working on a video receiver that could be integrated with the triplexer? Verizon was commenting that they’re going to roll out video services next year. They did not give a time frame.

N. Margalit	All of the products they currently are deploying in the network have the video receiver built in. It’s a matter of just turning on the video services. So the stuff they’re deploying right now does support video, through our cable TV video receiver.

J. Trigone	Okay, but what about high-definition TV?

N. Margalit	It’s transparent at the physical layer.

J. Trigone	Okay, great.

N. Lotan	Jane, just to point out, slide No. 6, the integrated triplexer, basically has the main features.

J. Trigone	Okay. So that does video on demand, HDTV, analog/digital?

N. Lotan	Yes.

J. Trigone	Okay, all of that.

N. Lotan	Everything.

J. Trigone	And it’s transparent.

N. Margalit	It’s transparent if it’s HDTV or – for our products, it’s transparent.

J. Trigone	Okay, terrific. Thank you.

Coordinator	Your next question comes from Richard Cabot of Emertech Financial Group. Please proceed.

R. Cabot	Noam, it appears that all the hard work of the last couple of years, you’re now on the verge of reaping the rewards. And my question is, rather than looking on a quarter basis, let’s look a little bit out to a year or two: If it came to pass that you could sell let’s say $2 million a year in triplexers, would your current factory structure permit you to produce that amount, or would you have to go out and get new factories to reach that stage of production?

N. Lotan	Let me have Near address that question.

N. Margalit	There are two basic elements: there’s the optical chip foundry that we talked about, and then the integration, which can easily be extendable in terms of manufacturing facilities and contract manufacturers. We feel within our existing physical brick-and-mortar buildings, we have no problem of doing more than a million a year. To get to $2 million a year, there would be some cap ex associated with that, into scaling our optical chip foundry, but nothing that is outside let’s say a three- to six-month lead time to grow that factory.

R. Cabot	Thank you very much.

Coordinator	Your next question is a follow-up question from David King of Roth Capital. Please proceed.

D. King	Can you talk about the pricing curve, or the expected pricing curve, and the cost curve of triplexers? And moving away from FTTP, can you just give us an update on other segments? You talked about Ethernet a little bit; maybe a little bit more color in optical Ethernet and some of the other business. Thank you.

N. Lotan	Let me just start on the other, non-triplexer-related MRV telecom equipment business. I’m excited. I see a shift in North America towards metro Ethernet, and I see a lot of potential situations around the world. So I think we’re going to continue to see that year over year, each quarter will be an improvement over the same quarter in the previous year. We’ve seen that for six quarters in a row. Shay mentioned that next quarter will be no exception. So I’m actually very upbeat.

We’ve recently not only increased our profile in the metro Ethernet in terms of the visibility in Markham, but we’ve also added tremendous professional talents into our sales organization, especially in North America. So we anticipate additional wins in this area, so I’m actually excited.

N. Margalit	For the optical component side, I think we’ve said that we expect between a range of 20 to 25% year-over-year decrease in pricing, and we built that into our operating and cost of material models.

D. King	Okay. Lastly, going back to Noam’s comment about other business, can you talk about maybe new products that are in the pipeline that could generate some material revenues for you guys going forward? Thank you.

N. Lotan	Certainly. The first thing that we’ve been discussing all the time, metro Ethernet deployment, and it will be the access demarcation units that basically are sitting on customer premises. We see, as this market now begins to mature – or actually not to mature, but to evolve – in North America, we are going to see more deployment. We’ve seen more deployment in the past in international markets, but now we hope to see a better uptake of those products in North America, as Ethernet demarcation devices.

Also, we mentioned our interoperability that was just completed now with Brocade. We’ve had interoperability with IBM on the storage side. And next week we will participate in – this is our second showing at the storage networking show, this time in Florida. We see a potential up-tick with storage networking. I don’t know if many of you are aware, but starting October 28th, banks in North America will be able to accept scanning of checks as legal documents, so this is a departure which will require obviously more bandwidth, and especially in storage, where you have to, if you want to do real-time storage, backup and mirroring, you have to use native storage protocols, as opposed to IP. So we see a lot of potential growth in fiber-optic networks on the metro Ethernet, and also native storage protocols. We see substantial growth there.

The third area that I think we see growth is a new product line that we’ve been discussing. Every time we mention it in the last two or three calls, our media cross-connect – which is what we call a wire-once type fiber connect – we’re seeing a very successful acceptance of this product in the marketplace. We have very nice backlog, and we’re very pleased with this product, as it brings about the unique capabilities that we have with the optical and switching at the same time.

Those are just a few of the areas. I mentioned also just a few minutes ago that our Lambda Driver optical transport platform is growing, and indeed we are very pleased with that. We’ve seen strong – or at least initial success in North America, and pretty reasonable success already in Europe; and that seems to be continuing.

D. King	All right. The last question is for Shay. Shay, regarding the December quarter in terms of cash usage, should we expect a comparable amount this quarter versus third quarter? Your guidance, please?

S. Gonen	I think the cash situation is dependent pretty much on LuminentOIC, FTTP ramp-up, and First Call to guidance. But assuming that we’re continuing with the plan, as I mentioned before, Q4 is expected to be 30, 40% up for the FTTP components. So I believe that if what we see now will happen, we will probably use cash in Q4 only to satisfy our losses, which would be in the range of the previous quarter – I guess around three to $4 million a quarter.

But on the other hand, if the LuminentOIC facilities will be requested to further ramp up their facility from the current level of Q3, which was, as I mentioned before, $7.5 million for the FTTP to higher activity, then we may have some more need for working capital cash. But as I said before, assuming that our account plan will be executed as we see it, I guess it will be something in the range of three to $4 million.

D. King	Okay, so the follow-up would be, what was the cap ex for third quarter, and how much shall we expect to meet the expected ramp in the Luminent side, in terms of capital spending? Thank you.

S. Gonen	Most of the cap ex ... we had this year on the ... is really insignificant, and this is really in the hundred-thousand for year to date. But as for Luminent, Luminent cap ex from year to date actually did not exceed $600,000; and we estimate an additional three to $400,000. So by year-end, Luminent will probably be the range of one million dollars cap ex, and that will be the majority of our cap ex for the entire MRV group. I hope that answers your question.

N. Lotan	I just want to remind you, Dave, that when we had the IPO for Luminent a little less than four years ago, the market was – it was just before the bubble burst, and we had invested quite a bit in capital equipment, both in the United States, but even much more so in our Taiwan facility, for automation and for foundry and sub-assembly. So we have actually quite a bit of a cap ex already in place, ready to be unleashed.

S. Gonen	Which is, by the way, Dave, very well built in, in our losses. So our losses including depreciation for equipment that was acquired three, four years ago and is still depreciated to amortize as part of our operating expenses and cost of goods sold structure.

D. King	Thank you.

Coordinator	Gentlemen, there are no more questions from the queue at this time. I would now like to turn the presentation back to Mr. Lotan for any closing remarks.

N. Lotan	Certainly. Thank you, Operator. I just want to stress again that we have a tremendous accomplishment by Luminent’s people herein ramping up manufacturing to tens of thousands of units, with a very strong potential for increase in the following quarters; and we’re very excited about the acceptance of this product line in the field.

I want to say thank you for being on the call today, and as you can sense, we believe we are definitely on the right track. We remain focused on our strategy, and we look forward to capitalizing on those opportunities. Diana?

D. Hayden	We would like to thank you for participating in this afternoon’s conference call. A transcript of today’s teleconference discussion will be available on MRV’s website at www.mrv.com/investor, beginning at 8:00 p.m. Eastern time, 5:00 p.m. Pacific time, today, Thursday, October 21, 2004. For those of you who wish to listen to the replay of the conference call, an archived version of the Webcast will be available shortly following the conclusion of this call in the Investor Relations section of MRV’s website at www.mrv.com/investor. In addition, a replay will be available by phone from 8:00 p.m. Eastern time today, October 21, through 8:00 p.m. Eastern time October 23rd, at 617-801-6888, access code 87311223. Thank you again.

3rd Quarter 2004 Financial Results Teleconference

October 21, 2004

MRV

Connectivity Unlimited ™

20415 Nordhoff Street
Chatsworth, CA 91311
818-886-6782

3rd Quarter 2004 Financial Results Teleconference October 21, 2004 Connectivity Unlimited TM 20415 Nordhoff Street Chatsworth, CA 91311 818-886-6782

3rd Quarter 2004 Financial Results Teleconference Introduction Diana Hayden Director, Corporate Communications Slide No. 2 Connectivity Unlimited TM

Q3 2004 Financial Review Forward-Looking Statement Disclosure This press release, teleconference and presentation contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Mr. Lotan, Mr. Margalit and Mr. Gonen relating to the competitive environment in 2004 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release/teleconference/presentation are subject to a number of risks and uncertainties, including the strength of the overall economy and the high technology market in particular, competition, product development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications assumes no obligation to update the forward-looking statements contained in this press release/teleconference/presentation. Any information contained herein should be read in conjunction with the October 21, 2004 Q3 financial results press release with accompanying financial tables. Slide No. 3 Connectivity Unlimited TM

3rd Quarter 2004 Financial Results Teleconference Opening Remarks and Executive Overview Noam Lotan President and Chief Executive Officer Slide No. 4 Connectivity Unlimited TM

Q3 2004 Financial Review

Year Over Year Quarterly Improvements

MRV
Divested FOCI/QOI
Thousands
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Q2 '02
Q2 '03
Q3 '02
Q3 '03
Q4 '02
Q4 '03
Q1 '03
Q1 '04
Q2 '03
Q2 '04
Q3 '03
Q3 '04

Slide No. 5

Connectivity Unlimited ™ MRV

Q3 2004 Financial Review Year Over Year Quarterly Improvements MRV Divested FOCI/QOI $70,000 $60,000 $50,000 $40,000 Thousands $30,000 $20,000 $10,000 $0 Q2 Q2 Q3 Q3 Q4 Q4 Q1 Q1 Q2 Q2 Q3 Q3 ‘02 ‘03 ‘02 ‘03 ‘02 ‘03 ‘03 ‘04 ‘03 ‘04 ‘03 ‘04
Slide No. 5 Connectivity Unlimited TM

Q3 2004 Financial Review

Integrated Optical Triplexer

LuminentOIC

- One per home
- PON optics
- Voice, Video, Data
- Complete CATV receiver
- One fiber, three optical signals

Slide No. 6
Connectivity Unlimited ™ MRV

Q3 2004 Financial Review Integrated Optical Triplexer 4 One per home 4 PON optics 4 Voice, Video, Data 4 Complete CATV receiver 4 One fiber, three optical signals
Slide No. 6 Connectivity Unlimited TM

3rd Quarter 2004 Financial Results Teleconference Executive Overview Near Margalit Chief Executive Officer, LuminentOIC Slide No. 7 Connectivity Unlimited TM

FTTP PON Architecture

Home
SET-TOP BOX
COAXIAL
ETHERNET
COPPER - 4 LINES
ONT
Central Office
VOICE
CLASS 5
SWITCH
ATM
ATM
DATA
AMP
(EDFA)
VIDEO FEED
VIDEO
HEADEND

Slide No. 8

Connectivity Unlimited ™

FTTP PON Architecture Slide No. 8 Connectivity Unlimited TM

3rd Quarter 2004 Financial Results Teleconference Opening Remarks and Executive Overview Noam Lotan President and Chief Executive Officer Slide No. 9 Connectivity Unlimited TM

Two Major Growth Opportunities FTTP Components Metro Ethernet Services ILECs Deployment of Fiber to the Premises “85% of Tier one Carriers will migrate to IP/MPLS Backbone Networks” (Yankee Group, 2004) MRV is well positioned to capitalize on these Opportunities Slide No. 10 Connectivity Unlimited TM

3rd Quarter 2004 Financial Results Teleconference Financial Review Shay Gonen Chief Financial Officer Slide No. 11 Connectivity Unlimited TM

Q3 2004 Financial Review Quarterly Results Highlights Q o Q Y o Y Q3/04 Vs. Q2/04 Q3/04 Vs. Q3/03 ($thousands) Q3-2004 Q2-2004 Q3-2003 US$ % US$%
Revenues 62,941 67,231 56,817 (4,290) (6%) 6,124 11% Operating Loss (3,094) (919) (6,865) (2,175) 237% 3,771 (55%) Net Loss (3,752) (3,069) (5,904) (683) 22% 2,152 (36%) EPS ($0.04) ($0.03) ($0.06) ($0.01) 33% $0.02 (33%) Cash Position (1) 75,732 84,093 87,671 (8,361) (10%) (11,939) (14%) Cash to Debt (2) Ratio 2.68 2.98 3.35 (10%) (20%)
(1) Includes — Cash and cash equivalents, short and long-term marketable securities and time deposits (2) Includes — Short-term obligations, long-term debt including current portion and convertible notes Slide No. 12 Connectivity Unlimited TM

Q3 2004 Financial Review Revenue Analysis by Business Segment Q o Q Y o Y Q3/04 Vs. Q2/04 Q3/04 Vs. Q3/03 ($thousands) Q3-2004 Q2-2004 Q3-2003 US$ % US$ %
Networking Group 50,623 58,809 48,324 (8,186) (14%) 2,299 5% Optical Components Group 12,695 8,829 9,144 3,866 44% 3,551 39% Development Stage Group — - - - — -Intersegment Revenues (377) (407) (651) 30 (7%) 274 (42%) Total Revenues 62,941 67,231 56,817 (4,290) (6%) 6,124 11% Slide No. 13 Connectivity Unlimited TM

Q3 2004 Financial Review Revenue Analysis by Geographical Region Q3-2004 Q2-2004 Q2 Vs. Q1
($ thousands) US$ % US$ % US$ % Americas 17,129 27% 14,430 21% 2,699 19% Europe 41,984 67% 48,920 73% (6,936) (14%) Asia Pacific 3,607 6% 2,754 4% 853 31% Other Regions 221 0% 1,127 2% (906) (80%) Total Revenues 62,941 67,231 (4,290) (6%) Slide No. 14 Connectivity Unlimited TM

Q3 2004 Financial Review Revenue Analysis by Product Line Q3-2004 Q2-2004 Q3 Vs. Q2 ($thousands) US$ % US$ % US$ %
Fiber Optic Components 12,903 21% 9,052 13% 3,851 43% Switches & Routers 17,151 27% 18,934 28% (1,783) (9%) Physical Layer Products 14,165 23% 14,910 22% (745) (5%) Console Management Products 4,589 7% 6,446 10% (1,857) (29%) Services 5,811 9% 5,285 8% 526 10% Other Networking Products 8,322 13% 12,604 19% (4,282) (34%) Total Revenues 62,941 67,231 (4,290) (6%) Slide No. 15 Connectivity Unlimited TM

Q3 2004 Financial Review Quarterly Results Highlights – Operations Q3 Vs. Q2 ($ thousands) Q3-2004 Q2-2004 US$ %
Revenues 62,941 67,231 (4,290) (6%) Gross Margin 20,134 23,562 (3,428) (15%) Gross Margin %32% 35%(9%) R&D Expenses 6,373 5,805 568 10% SG&A Expenses 16,855 18,676 (1,821) (10%) Operating Expenses 23,228 24,481 (1,253) (5%) Operating Income (Loss) (3,094) (919) (2,175) 237% Net Income (Loss) (3,752) (3,069) (683) 22% EPS ($0.04) ($0.03) 33% Weighted average number of shares: Basic and diluted 104,114 105,596 (1%)
Slide No. 16 Connectivity Unlimited TM

Q3 2004 Financial Review Quarterly Results Highlights – Financial Position Q3 Vs. Q2 ($ thousands) Q3-2004 Q2-2004 US$ %
Assets Cash Position (1) 75,732 84,093 (8,361) (10%) Cash to Debt (2) Ratio 2.68 2.98(10%) Accounts Receivable, net 56,449 56,501 (52) (0%) Days receivables (days) 82 76 6 8% Inventories 45,569 43,237 2,332 5% Days inventory (days) 97 90 7 8% Liabilities Accounts Payable 39,826 42,895 (3,069) (7%) Short-Term Obligations (3) 5,178 5,087 91 2% Long-Term Debt 23,122 23,139 (17) (0%)
(1) Includes — Cash and cash equivalents, short and long-term marketable securities and time deposits (2) Includes — Short-term obligations, long-term debt including current portion and convertible notes (3) Includes — Current portion of long-term debt and short-term obligations Slide No. 17 Connectivity Unlimited TM

3rd Quarter 2004 Financial Results Teleconference Q&A Session Slide No. 18 Connectivity Unlimited TM